Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner	Lynn M. Hopkins
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	120 Wilshire Boulevard	275 North Brea Boulevard
	Santa Monica, CA 90401	Brea, CA 92821
Phone:	310-458-1521 x 271	714-674-5330
Fax:	310-451-4555	714-674-5377

FOR IMMEDIATE RELEASE                                                                               JULY 23, 2003

FIRST COMMUNITY BANCORP ANNOUNCES RECORD EARNINGS FOR THE SECOND QUARTER OF 2003

— Net Income for the Quarter Totaled $8.6 Million Representing a 19% Increase Compared to the First Quarter 2003 —

Rancho Santa Fe, California . . . First Community Bancorp (Nasdaq: FCBP) today announced second quarter 2003 net income of $8.6 million, or $0.55 per diluted share compared to second quarter 2002 net income of $3.9 million, or $0.49 per diluted share.  Compared to the first quarter 2003, net income and net income per diluted share rose 19% and 20%, respectively, from $7.2 million, or $0.46 per diluted share.

Consolidated net income for the six months ended June 30, 2003, was $15.9 million, or $1.01 per diluted share.  This compares with consolidated net income of $6.0 million, or $0.82 per diluted share, for the same period of 2002 and represents an increase of 164% and 23%, respectively.

Second quarter 2003 net income includes after-tax securities gains totaling $1.0 million.  The Company realized these gains as part of the restructuring of the securities portfolio of acquired banks.

Matt Wagner, President and Chief Executive Officer stated, “During the second quarter, First Community made significant progress in several key areas.  First and foremost, net income increased 19% over the first quarter 2003; second, our net interest margin for the second quarter of 2003 of 5.41% equaled the first quarter’s margin, despite the continued downward movements in interest rates; third, we significantly reduced our nonperforming assets from the previous quarter end; and additionally, we continue to improve our efficiency ratio and our return on average assets.”

The 2003 comparisons to 2002 are affected by the acquisitions of Upland Bank, Marathon Bancorp, First National Bank and Bank of Coronado, which were completed subsequent to the second quarter of 2002 and through which First Community acquired aggregate assets totaling approximately $1.0 billion and aggregate deposits totaling $816.6 million.  Further, the year over year comparisons are also affected by the acquisitions of Pacific Western National Bank and W.H.E.C., Inc. accomplished during the first quarter of 2002, through which  First Community acquired aggregate assets totaling $407.0 million and aggregate deposits totaling $373.7 million.

SECOND QUARTER HIGHLIGHTS

	Second Quarter			First Quarter
$ in millions, except per share data	2003	2002	% Change	2003	% Change
Diluted Earnings per share	$0.55	$0.49	12.2	$0.46	19.6
Net Income	$8.6	$3.9	123.9	$7.2	19.5
Diluted Shares	15,785.1	7,952.6	98.5	15,775.9	< 1.0
Return on Average Assets	1.60%	1.27%	26.0	1.35%	18.5
Return on Average Equity	10.7%	14.7%	(27.2)	9.2%	16.3
Efficiency Ratio	52.0%	63.6%	(18.2)	56.8%	(8.5)

Return on average assets was 1.60%, an increase of 26.0% over second quarter 2002 and an increase of 18.5% over first quarter 2003.  The increase in return on average assets over the first quarter is due to both the continuing reduction in noninterest expense and the increase in noninterest income.  Both net interest income and average assets remained relatively unchanged from the first quarter.  Return on average equity also improved to 10.7%, an increase of 16.3% over the first quarter of 2003.

YEAR TO DATE HIGHLIGHTS

	Six Months Ended June 30,
$ in millions, except per share data	2003	2002	% Change
Diluted Earnings Per Share	$1.01	$0.82	23.2
Net Income	$15.9	$6.0	165.0
Diluted Shares	15,778.4	7,368.5	114.1
Return on Average Assets	1.47%	1.10%	33.6
Return on Average Equity	10.0%	14.0%	(28.6)
Efficiency Ratio	54.3%	67.1%	(19.1)

Return on average assets was 1.47% for the six months ended June 30, 2003, an increase of 33.6% over same time period in 2002.  Return on average equity decreased to 10.0% for 2003 compared from 14.0% for 2002 due mostly to the issuance of equity in connection with capital raising and bank acquisitions accomplished subsequent to the end of the second quarter of 2002.

BALANCE SHEET

Average assets for second quarter 2003 were $2.2 billion, an increase of 78% over second quarter 2002 and relatively unchanged from the first quarter 2003.  Total assets increased 2% from year end 2002 to $2.2 billion at June 30, 2003 with gross loans totaling $1.4 billion which is consistent with year end 2002 gross loan totals.  Average deposits for second quarter 2003 were $1.8 billion, an increase of 69% over second quarter 2002 while remaining relatively flat with the first quarter 2003.  Deposits increased 2.5% from year end 2002 to $1.8 billion at June 30, 2003 with noninterest-bearing deposit balances totaling $696 million and representing 39% of deposits.

Mr. Wagner continued, “During the second quarter, we continued to execute on our strategy which includes improving loan quality and reducing higher cost interest-bearing deposits.  Deposits overall remained fairly constant with the first quarter, and growth in noninterest-bearing demand deposits outpaced the expected run-off in interest-bearing deposits.  The accomplishment of managing out lower quality loans and higher cost deposits and replacing them with higher quality loans and lower cost deposits is less obvious given the steady balances of loans and deposits over the past six months.

“During the second quarter of 2003 in particular, we significantly reduced our nonperforming assets as we continue to transition the acquired assets to our credit standards.  Our business model is simple: focus on the small and medium-sized business market in Southern California; aggressively manage expenses; improve loan quality; and improve the cost and mix of our deposits while increasing the level of core deposits per branch.”

NET INTEREST INCOME

Net interest income increased 68% to $24.5 million for second quarter 2003, compared to $14.6 million for second quarter 2002.  Net interest income remained unchanged for the second quarter when compared to the first quarter 2003.  Net interest income increased 92% to $48.9 million for the six months ended June 30, 2003, when compared to $25.5 million for the same period of 2002.

NET INTEREST MARGIN

The Company’s net interest margin for the second quarter 2003 was 5.41% remaining unchanged from the first quarter 2003 and decreased 11 basis points when compared to second quarter of 2002. The Company’s ability to maintain its net interest margin during a declining interest rate environment is due mainly to the Company’s efforts to lower rates paid on interest-bearing deposits.  The average cost of deposits was 0.57% for the second quarter 2003 compared to 0.65% for the first quarter 2003 and 0.96% for the second quarter of 2002.  The overall cost for interest-bearing liabilities decreased to 1.13% for second quarter 2003 compared to 1.24% for the first quarter of 2003 and 1.85% for the second quarter of 2002.  The Company’s net interest margin for the six months ended June 30, 2003 was 5.41%, which represents no change from the same period of 2002.   The average cost of deposits was 0.61% for the six months ended June 30, 2003 compared to 1.04% for the same period of 2002.

NONINTEREST INCOME

For the second quarter of 2003, noninterest income totaled $6.1 million compared to $3.0 million for the second quarter of 2002 and $4.1 million for the first quarter of 2003.    Noninterest income for the six months ended June 30, 2003 totaled $10.1 million compared to $5.0 million for the same period of 2002.

As with previous quarters, results included gains on the sale of assets.  During the second quarter 2003, the Company recorded a gain of $1.8 million from the sale of investment securities in order to shift out of fixed-rate mortgage-backed securities in the Company’s securities portfolio and generally restructure the securities portfolio from acquired banks. Due to the low interest rate environment, these securities were experiencing declining yields as a result of increased prepayments and the resulting accelerated amortization of book premiums.  The Company sold several of these securities in order to shift the proceeds primarily to adjustable rate mortgage-backed securities.  The Company believes the securities purchased during the second quarter will provide a comparable weighted average yield to the securities sold with minimal additional extension risk and improved yield predictability.

Both the first quarter of 2003 and the second quarter of 2002 also included gains on the sale of assets.  Noninterest income for the second quarter of 2002 included a $934,000 gain on the sale of the merchant card portfolio while the first quarter of 2003 included a $320,000 gain on the sale of OREO.

NONINTEREST EXPENSE

For the second quarter of 2003, noninterest expense was $15.9 million, compared to $11.2 million for the second quarter of 2002 and $16.2 million for the first quarter of 2003.  The increase in noninterest expense for 2003 when compared to 2002 is due primarily to four bank acquisitions consummated subsequent to the second quarter of 2002.  The combined assets of these acquisitions totaled approximately $1.0 billion.  Noninterest expense reductions have resulted from planned staff reductions and other savings achieved as a result of scheduled branch consolidations and data systems conversions.  Since the beginning of the year, five branches have been closed and the deposits have been consolidated into other branches.  Additionally, two systems conversions have occurred whereby the acquired banks’ databases have been converted onto the Company’s loan and deposit platform.  Noninterest expense for the six months ended June 30, 2003 totaled $32.1 million compared to $20.5 million for the same period of 2002.  Noninterest expense also includes core deposit intangible amortization of $1.2 million for the six months ended June 30, 2003, resulting from the Company’s multiple bank acquisitions, compared to $339,000 for the same period in 2002.

CREDIT QUALITY

Nonperforming assets decreased by $3.5 million to $9.9 million at June 30, 2003 from $13.3 million at December 31, 2002.  This decrease includes the sale of three OREO properties totaling $3.0 million and a $491,000 decrease in nonaccrual loans during the first six months of 2003.   The ratio of nonperforming assets to total loans and OREO declined to 0.69% at June 30, 2003 from 0.93% at December 31, 2002.

Annualized net charge-offs as a percentage of average loans was 0.18% for the first six months of 2003 versus 0.10% for the year ended December 31, 2002.  The allowance for loan losses totaled $23.9 million at June 30, 2003 and represents 1.67% of loans, net of deferred fees and costs and 245.6% of nonaccrual loans as of that date.

The ratio of nonaccrual loans to loans, net of deferred fees and costs, decreased to 0.68% as of June 30, 2003, compared to 0.72% as of December 31, 2002.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $2.2 billion in assets as of June 30, 2003, having two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank.  Through the banks’ 31 full-service community banking branches, First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses.  Pacific Western has 18 branches throughout Los Angeles, Orange, Riverside and San Bernardino Counties and First National Bank has 13 branches across San Diego County.  On April 17, 2003, First Community announced its acquisition of Verdugo Banking Company, a one-branch bank located in Glendale, California with approximately $179 million in assets as of March 31, 2003.  The acquisition is expected to close in mid-third quarter 2003.  Additional information regarding First Community is available on the Internet at www.firstcommunitybancorp.com.  Information regarding Pacific Western National Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve inherent risks and uncertainties. First Community Bancorp cautions readers that a number of important factors could cause actual results to differ materially from those in such forward-looking statements.  All statements other than statements of historical fact are forward-looking statements.  Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and relative cost savings cannot be realized or realized within the expected time frame; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; changes in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market area in which First Community does business, are less favorable than expected; legislation or regulatory requirements or changes adversely affect First Community’s business; changes that may occur in the securities markets; and other risks that are described in First Community’s Securities and Exchange Commission filings.  If any of these uncertainties materializes or any of these assumptions proves incorrect, First Community’s results could differ materially from First Community’s expectations as set forth in these statements.  First Community assumes no obligation to update such forward-looking statements.

Investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K for the year ended December 31, 2002 and other documents filed by the Company with the Securities and Exchange Commission.  The documents filed by First Community with the Commission may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the Commission’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2003	2002
	(In thousands, except per share data)
Assets:
Cash and due from banks	$80,661	$97,666
Federal funds sold	92,500	26,700
Total cash and cash equivalents	173,161	124,366

Interest-bearing deposits in financial institutions	1,684	1,041

Federal Reserve Bank and Federal Home Loan Bank stock, at cost	11,008	6,991
Securities held to maturity	—	6,684
Securities available-for-sale	283,356	312,183
Total securities	294,364	325,858

Gross loans	1,435,858	1,429,328
Deferred fees and costs	(3,435)	(4,932)
Loans, net of deferred fees and costs	1,432,423	1,424,396
Allowance for loan losses	(23,881)	(24,294)
Net loans	1,408,542	1,400,102
Premises and equipment	14,060	13,397
Other real estate owned, net	136	3,117
Goodwill and core deposit intangible	194,947	188,050
Cash surrender value of life insurance	48,736	27,923
Other assets	27,335	32,023
Total Assets	$2,162,965	$2,115,877

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$695,553	$657,443
Interest-bearing deposits	1,087,331	1,081,178
Total deposits	1,782,884	1,738,621

Accrued interest payable and other liabilities	14,047	21,741
Short-term borrowings	—	1,223
Trust preferred securities	38,000	38,000
Total Liabilities	1,834,931	1,799,585

Shareholders’ Equity:
Common stock	292,684	291,803
Retained earnings	34,308	23,039
Accumulated other comprehensive income:
Unrealized gains on securities available-for-sale, net	1,042	1,450
Total Shareholders’ Equity	328,034	316,292
Total Liabilities and Shareholders’ Equity	$2,162,965	$2,115,877

Shares outstanding	15,377.3	15,297.0
Book value per share	$21.33	$20.68

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	3 Months Ended		6 Months Ended
	June 30		June 30
	2003	2002	2003	2002
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$25,356	$15,566	$50,967	$27,414
Interest on interest-bearing deposits in other financial institutions	6	3	9	6
Interest on investment securities	2,046	1,946	4,363	3,800
Interest on federal funds sold	211	205	278	444
Total interest income	27,619	17,720	55,617	31,664

Interest expense:
Interest expense on deposits	2,519	2,529	5,400	4,979
Interest expense on short-term borrowings	11	32	33	38
Interest expense on convertible debt	—	10	—	14
Interest expense on trust preferred securities	634	572	1,270	1,100
Total interest expense	3,164	3,143	6,703	6,131

Net interest income:	24,455	14,577	48,914	25,533
Provision for loan losses	180	—	300	—
Net interest income after provision for loan losses	24,275	14,577	48,614	25,533

Noninterest income:
Service charges deposit accounts	2,279	1,229	4,413	2,344
Other commissions and fees	884	435	1,948	885
Gain on sale of loans	448	145	586	209
Gain on sale of securities	1,756	—	1,756	—
Increase in cash surrender value of life insurance	510	183	822	315
Other income	209	1,012	619	1,222
Total noninterest income	6,086	3,004	10,144	4,975

Noninterest expense:
Salaries and employee benefits	8,050	5,362	16,059	10,059
Occupancy	2,093	1,225	4,437	2,305
Furniture and equipment	815	742	1,587	1,382
Data processing	1,204	736	2,497	1,480
Other professional services	554	726	1,099	1,280
Business development	221	270	421	487
Communications	519	387	1,059	726
Stationary and supplies	137	199	302	320
Insurance and assessments	400	309	727	509
Cost of OREO	11	8	168	71
Core deposit intangible amortization	587	339	1,175	339
Other	1,278	887	2,538	1,523
Total noninterest expense	15,869	11,190	32,069	20,481
Income before income taxes	14,492	6,391	26,689	10,027
Income taxes	5,849	2,531	10,813	4,005
Net income	$8,643	$3,860	$15,876	$6,022

Per share information:
Number of shares (weighted average)
Basic	15,370.1	7,542.3	15,350.2	7,019.6
Diluted	15,785.1	7,952.6	15,778.4	7,368.5
Income per share
Basic	$0.56	$0.51	$1.03	$0.86
Diluted	$0.55	$0.49	$1.01	$0.82

UNAUDITED AVERAGE BALANCE SHEETS

	3 Months Ended		6 Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
	(Dollars in thousands)
Average Assets:
Loans, net of deferred fees and costs	$1,453,974	$853,711	$1,468,145	$755,002
Investment securities	286,088	140,701	305,332	142,198
Federal funds sold	70,441	64,052	47,472	54,465
Interest-bearing deposits in financial institutions	1,663	512	1,847	352
Average earning assets	1,812,166	1,058,976	1,822,796	952,017
Other assets	359,099	157,647	352,751	151,098
Average total assets	$2,171,265	$1,216,623	$2,175,547	$1,103,115

Average Liabilities and Shareholders’ Equity:
Average Liabilities:
Noninterest-bearing deposits	$691,906	$407,688	$681,495	$366,322
Interest-bearing deposits	1,088,703	647,088	1,103,577	599,701
Average deposits	1,780,609	1,054,776	1,785,072	966,023
Other interest-bearing liabilities	38,948	33,926	40,686	32,355
Other liabilities	27,811	22,693	28,786	17,918
Average liabilities	1,847,368	1,111,395	1,854,544	1,016,296
Average equity	323,897	105,228	321,003	86,819
Average liabilities and shareholders’ equity	$2,171,265	$1,216,623	$2,175,547	$1,103,115

Yield Analysis:
Average earning assets	$1,812,166	$1,058,976	$1,822,796	$952,017
Yield	6.11%	6.71%	6.15%	6.71%
Average interest-bearing deposits	$1,088,703	$647,088	$1,103,577	$599,701
Cost	0.93%	1.57%	0.99%	1.67%
Average deposits	$1,780,609	$1,054,776	$1,785,072	$966,023
Cost	0.57%	0.96%	0.61%	1.04%
Average interest-bearing liabilities	$1,127,651	$681,014	$1,144,263	$632,056
Cost	1.13%	1.85%	1.18%	1.96%

Interest spread	4.98%	4.86%	4.97%	4.75%
Net interest margin	5.41%	5.52%	5.41%	5.41%

Average interest sensitive liabilities	$1,819,557	$1,088,702	$1,825,758	$998,378
Cost	0.70%	1.16%	0.74%	1.24%

LOAN CONCENTRATION

	At June 30, 2003		At December 31, 2002
	(Dollars in thousands)
	Amount	% of loans	Amount	% of loans
Loan Category:
Domestic:
Commercial	$382,636	27%	$382,584	27%
Real estate — construction	342,487	24%	354,296	25%
Commercial real estate — mortgage	611,527	43%	578,556	40%
Consumer	20,245	1%	35,393	3%
Foreign:
Commercial	61,873	4%	59,995	4%
Other	17,090	1%	18,504	1%
Gross Loans	1,435,858	100%	1,429,328	100%
Less allowance for loan losses	(23,881)		(24,294)
Less deferred fees and costs	(3,435)		(4,932)

Total Loans	$1,408,542		$1,400,102

CREDIT QUALITY MEASURES

	As of or for the Periods Ended
	6 Months	3 Months	Year	9 Months	6 Months	3 Months
	6/30/03	3/31/03	12/31/02	9/30/02	6/30/02	3/31/02
	(Dollars in thousands)

Loans past due 90 days or more and still accruing	$—	$—	$—	$—	$—	$112
Nonaccrual loans and leases	9,725	13,750	10,216	10,254	6,237	6,205
Other real estate owned	136	1,401	3,117	4,751	2,797	2,747
Nonperforming assets	9,861	15,151	13,333	15,005	9,034	9,064

Impaired loans, gross	9,725	13,750	10,216	10,254	6,237	6,205
Allocated allowance for loan losses	(1,791)	(2,855)	(3,027)	(2,250)	(910)	(783)
Net investment in impaired loans	7,934	10,895	7,189	8,004	5,327	5,422

Charged-off loans year-to-date	(3,192)	(1,669)	(4,789)	(3,478)	(2,220)	(1,041)
Recoveries year-to-date	1,846	1,360	3,197	1,616	1,181	429
Net (charge-offs) recoveries	$(1,346)	$(309)	$(1,592)	$(1,862)	$(1,039)	$(612)

Allowance for loan losses to loans, net of deferred fees and costs	1.67%	1.68%	1.71%	1.59%	1.49%	1.70%
Allowance for loan losses to nonaccrual loans and leases	245.6%	179.9%	237.8%	234.3%	210.1%	218.6%
Allowance for loan losses to nonperforming assets	242.2%	163.3%	182.2%	160.1%	145.4%	149.6%
Nonperforming assets to loans and OREO	0.69%	1.03%	0.93%	0.99%	1.02%	1.13%
Annualized net (charge-offs) to average loans	(0.18)%	(0.08)%	(0.10)%	(0.29)%	(0.28)%	(0.38)%
Nonaccrual loans to loans, net of deferred fees and costs	0.68%	0.93%	0.72%	0.68%	0.71%	0.78%

ALLOWANCE FOR LOAN LOSSES

	As of or for the Periods Ended
	6 Months	3 Months	Year	9 Months	6 Months	3 Months
	6/30/03	3/31/03	12/31/02	9/30/02	6/30/02	3/31/02
	(Dollars in thousands)

Balance at beginning of period	$24,294	$24,294	$11,209	$11,209	$11,209	$11,209
Loans charged-off:
Commercial	(2,484)	(1,131)	(2,764)	(1,840)	(1,004)	(777)
Real estate – construction	—	—	—	—	—	—
Real estate – mortgage	—	—	(537)	(537)	(537)	—
Consumer	(708)	(538)	(1,488)	(1,101)	(679)	(264)
Foreign	—	—	—	—	—	—
Total loans charged–off	(3,192)	(1,669)	(4,789)	(3,478)	(2,220)	(1,041)

Recoveries on loans charged–off:
Commercial	1,455	1,199	2,036	563	191	151
Real estate – construction	—	—	—	—	—	—
Real estate – mortgage	65	—	737	734	734	249
Consumer	326	161	418	319	256	29
Foreign	—	—	6	—	—	—
Total recoveries on loans charged–off	1,846	1,360	3,197	1,616	1,181	429
Net loans charged–off	(1,346)	(309)	(1,592)	(1,862)	(1,039)	(612)
Provision for loan losses	300	120	—	—	—	—
Additions due to acquisitions	633	633	14,677	14,677	2,966	2,966
Balance at end of period	$23,881	$24,738	$24,294	$24,024	$13,136	$13,563